Exhibit 99.1

DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM:DNBF)

DNB Financial Corporation's Bank Subsidiary Acquires
Branch in Delaware County, PA

(April 4, 2012 – Downingtown, PA) DNB Financial Corporation (“DNB”), announced today that it's  bank subsidiary, DNB First, National Association signed an agreement to acquire a branch located at 3915 Chichester Avenue in Boothwyn, PA from Capital Bank, N.A. of Rockville, MD. Under the terms of the Agreement, DNB First will purchase all of the deposits, real property and certain other assets at that location. The transaction is subject to the approval of  the Office of the Comptroller of the Currency and is expected to be completed during the second quarter of 2012.

William S. Latoff, Chairman and CEO of DNB said,  "We’re excited about the opportunity to expand our presence  in Delaware County and bring our proven array of products and services to a new community. DNB is well positioned to continue its success by maintaining and growing its market share in Southeastern Pennsylvania. The core earnings and capital growth over the last few years have enabled us to take advantage of strategies that enhance shareholder value. By purchasing this branch, we are able to add low cost core deposits and expand DNB's footprint."

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 12 locations. Founded in 1860, DNB First is the oldest national bank in the greater Philadelphia region. In addition to providing a broad array of consumer and business banking products, DNB offers brokerage and insurance services through DNB Investments & Insurance as well as investment management and trust services through DNB First Investment Management & Trust.   DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.